Exhibit 23

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-81697, 2-94816, 033‑54791, 333-03601, 333-22373, 333-33790, 333-47290, 333-126577 and 333-179042 on Form S‑8; and in Registration Statement Nos. 333-163609 and 333-177981 on Form S-3 of our reports dated February 26, 2013, relating to the consolidated financial statements of Avista Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2009‑17, Consolidations - Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities), and the effectiveness of Avista Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Avista Corporation for the year ended December 31, 2012.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 26, 2013